Exhibit 99.1

FOR IMMEDIATE RELEASE

Smithfield Foods Announces Substantially Higher

First Quarter Earnings

Smithfield, Virginia (August 23, 2007)—Smithfield Foods, Inc. (NYSE: SFD) announced today that income from continuing operations for the first quarter of fiscal 2008 was $62.0 million, or $.47 per diluted share, versus income from continuing operations last year of $39.9 million, or $.36 per diluted share. Sales were $3.4 billion versus $2.8 billion a year ago. In the first quarter, Smithfield recognized after-tax write downs of $6.7 million this year and $10.4 million last year on the anticipated disposals of the biomethanol assets of Smithfield Bioenergy, LLC and the facilities and production assets of Quik-to-Fix Foods, Inc., respectively. After-tax losses from discontinued operations this year of $0.8 million and last year of $4.9 million include Smithfield Bioenergy for both periods and Quik-to-Fix for the fiscal 2007 period.

Following are the company’s sales and operating profit for continuing operations by segment:

	13 Weeks Ended
(in millions)	July 29, 2007	July 30, 2006
Sales
Pork	$2,228.2	$1,735.7
Beef	754.7	623.7
International	246.7	281.8
Hog Production	605.6	458.4
Other	37.6	40.0

	3,872.8	3,139.6
Intersegment	(508.6)	(370.7)

Total Sales	$3,364.2	$2,768.9

Operating Profit
Pork	$26.5	$17.8
Beef	19.1	4.9
International	14.9	(0.5)
Hog Production	93.0	88.4
Other	10.7	6.3
Corporate	(17.1)	(17.7)

Total Operating Profit	147.1	99.2
Interest Expense	(51.8)	(40.2)

Income from Continuing
Operations before Income Taxes	$95.3	$59.0

In the pork segment, packaged meats volume grew 28 percent, primarily the result of the contributions of Armour-Eckrich, acquired in October 2006. Excluding the impact of Armour-Eckrich, total packaged meats grew by two percent. The volume of pre-cooked bacon, sausage, and ribs, as well as smoked boneless hams, increased by more than 10 percent before including Armour-Eckrich. The company continued its focus on rationalizing lower margin products in favor of higher margin and more fully processed products. The result is increased volume in higher margin categories and reduced volume in lower margin categories. This strategy produced significantly improved margins in the pork segment over the same period a year ago.

Margins in fresh pork remained under significant pressure. Results for the quarter include the pork processing operations of Premium Standard Farms, acquired in May. Seasonally, fresh pork margins are weak in the first quarter, as was the case this year.

Beef processing margins rose, reflecting a more favorable operating environment, increased volume and higher exports. Beef processing results more than offset losses in cattle feeding operations, as beef segment earnings were several times those of last year.

The international segment recorded strong profitability versus a slight loss last year. Groupe Smithfield, the combination of the company’s previously-owned Jean Caby operations and the recently-acquired Sara Lee European meats business, continued its strong performance. In addition, the company’s Polish operations were solidly profitable, in part, due to an 18 percent increase in packaged meats volume.

Hog production operating profits improved in spite of higher raising costs and the adverse impact of circovirus. Raising costs in the United States averaged $49 per hundredweight versus $42 per hundredweight last year. Including the hog production operations of Premium Standard Farms, the company marketed 27 percent more head domestically versus a year ago. Without the acquired hog production, Smithfield marketed six percent fewer head. Circovirus has continued to negatively affect hog production results. However, the vaccine the company has been administering for some time is working. Improvements in livability are occurring and the quarter-to-quarter productivity should be favorable from this point forward.

Live hog market prices averaged $53.50 per hundredweight for the quarter, versus $51 per hundredweight in the same quarter last year. The hog production segment benefited from a $17 million quarter-to-quarter swing in foreign currency translation gains. In the first quarter of fiscal 2007, the company recorded a pre-tax impairment charge of $4.2 million related to the sale of its share in its Brazilian live hog production operation.

In the Other segment, Butterball, LLC, the company’s joint venture turkey operation, reported a very solid quarter in spite of significantly higher raising costs.

Following is a breakdown of the major investments included in equity in (income) / loss of affiliates as presented in the consolidated statements of income for the 13 weeks ended July 29, 2007 and July 30, 2006:

(in millions)	2007	2006	Segment
Butterball	$(7.4)	$3.2	Other
Five Rivers Ranch Cattle Feeding	(5.0)	5.4	Beef
Groupe Smithfield	(4.5)	—	International
All other equity method investments	(2.3)	(2.5)	Various

Equity in (income) / loss of affiliates	$(19.2)	$6.1

The company recently reported outbreaks of classical swine fever, or CSF, at two of its hog farms in Romania. Yesterday the company learned that a CSF outbreak has been confirmed at a third company-owned farm. Smithfield is working closely with Romanian authorities to contain the outbreaks and to destroy and dispose of animals on the three affected farms. The company previously disclosed that inventory write down and disposal costs associated with the outbreaks would have a $4-5 million pre-tax impact to second quarter results. Given the third reported outbreak, the write down and disposal costs are expected to exceed the previously reported level. However, the revised cost estimate has not yet been determined.

“Given the challenges of higher grain costs and the continued adverse fresh pork environment, I am generally satisfied with our performance in the first quarter,” said C. Larry Pope, president and chief executive officer. “I continue to be pleased with the progress we are making in Western Europe and in Poland. This most recent setback in Romania is disappointing and will certainly impact our results in that country for some time going forward. However, we remain committed to our Romanian strategy. In the U.S., packaged meats margins are improving nicely as we realign our product mix and drive out inefficiencies. Our strategic focus on converting raw materials to more value-added convenience products is working,” he said.

“Generally, the second and third quarters are the best for the pork segment as demand generally improves as we enter the Fall holiday period,” Mr. Pope said. “In addition, the live hog market remains strong and if the futures markets are any indication, they should remain strong for the next six to twelve months. These improvements, combined with progress we are making in our packaged meats and our international operations, Romania excluded, lead me to be reasonably optimistic about the remainder of fiscal 2008.”

With sales of $12 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the timing and extent to which beef export markets are reopened, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2007 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Table follows)

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended
	July 29, 2007	July 30, 2006
Sales	$3,364.2	$2,768.9
Cost of sales	3,055.5	2,491.1

Gross profit	308.7	277.8

Selling, general and administrative expenses	180.8	172.5
Interest expense	51.8	40.2
Equity in (income) / loss of affiliates	(19.2)	6.1

Income from continuing operations before income taxes	95.3	59.0

Income taxes	33.3	19.1

Income from continuing operations	62.0	39.9

Loss from discontinued operations, net of tax	(0.8)	(4.9)
Loss on disposal of discontinued operations, net of tax	(6.7)	(10.4)

Net income	$54.5	$24.6

Income per share:
Basic:
Continuing operations	$.47	$.36
Discontinued operations	(.06)	(.14)

Net income	$.41	$.22

Diluted:
Continuing operations	$.47	$.36
Discontinued operations	(.06)	(.14)

Net income	$.41	$.22

Weighted average shares outstanding:
Basic	132.7	111.2
Diluted	133.0	112.1

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